Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

Adam J. Sussman Joins

AMC Entertainment Holdings, Inc. Board of Directors

LEAWOOD, KANSAS - (May 8, 2019) -- The Board of Directors of AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”) the largest theatrical exhibition company in the world, and an industry leader in innovation, announced today the appointment of Adam J. Sussman, a globally recognized digital commerce transformation leader,  as an independent director of the Company, effective May 7, 2019. Mr. Sussman’s appointment expands the size of the Board to nine directors and increases the number of independent directors from four to five.

Mr. Sussman was appointed as Nike, Inc.’s (NYSE:NKE) first-ever Chief Digital Officer, was previously head of Nike’s Global Strategy and Corporate Development and currently serves as the VP/GM Direct Digital and Geographies.  He has been responsible for building Nike’s portfolio of world-class digital experiences and innovations and transforming retail for the world’s leading sports brand.  He currently manages all of Nike’s global digital team and Nike’s direct-to-consumer GM’s across the four key operating geographies of the company.

Prior to Nike, Mr. Sussman was Senior Vice President of Global Publishing at Zynga responsible for marketing, sales, growth and digital products. He also served as Senior Vice President of Publishing at Disney building the global team that managed gaming properties across all media platforms around the world. At Electronic Arts, he was Vice President of Worldwide Publishing, leading the team that established EA Mobile as the #1 publisher on the Apple App store. Mr. Sussman started his career as a creative executive at Hearst Entertainment, a division of the Hearst Corporation.

Mr. Sussman said, “AMC has been transforming the movie-going experience through innovation for much of its nearly 100-year history. I am looking forward to working with the team as technology plays a larger role in the value proposition for theatre exhibition.”

Adam Aron, CEO and President of AMC Entertainment commented, “Drawing on his extensive background in digital product development and customer engagement, Adam will bring fresh insights to our technology, innovation and business priorities as we continue to expand the AMC platform to drive greater value for both our guests and shareholders.”

Aron added, “Adam Sussman’s appointment further broadens the depth, breadth and independence of our board composition, particularly in the area of technology. This addition complements the value that Silver Lake has brought us as a strategic technology investor since September 2018, at the board level and beyond. We couldn’t be more pleased.”

Mr. Sussman holds a BA from Harvard College and an MBA from Harvard University Graduate School of Business Administration.

Following the appointment of Mr. Sussman, the full AMC Entertainment Holdings, Inc. Board of Directors includes:

Adam M. Aron – CEO and President of AMC Theatres

Lloyd Hill – Former CEO of Applebee’s International

Howard W. 'Hawk' Koch, Jr. – Movie producer, principal at The Koch Company, former president of the Academy of Motion Picture Arts and Sciences

Gary F. Locke – Trade consultant and owner of Locke Global Strategies, former Governor of Washington, U.S. Commerce Secretary, and Ambassador to China

Kathleen M. Pawlus – Retired partner of Ernst and Young, LLP

Anthony J. Saich – Director of the Ash Center for Democratic Governance and Innovation and Daewoo Professor of International Affairs at Harvard University

Adam J. Sussman – GM of Direct Digital and Geographies at Nike, Inc.

Lee E. Wittlinger – Managing Director of Silver Lake

Mao Jun (John) Zeng – President of Wanda Cinema Line Co.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with more than 1,000 theatres and more than 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 21 of the 25 largest metropolitan areas of the United States. AMC is also #1 or #2 in market share in 12 of the 15 countries it serves in North America, Europe and the Middle East. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

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